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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts:

MEDIA RELATIONS:           MEDIA RELATIONS:       INVESTOR RELATIONS:
Stacey Collins             Brooke Tyson           John Doherty
--------------------------------------------------------------------------------
FLEISHMAN-HILLARD          FH-GPC                 CFO AND VP FINANCE, MATRITECH

202-828-5060               617-646-1023           617-928-0820 ext. 224


                  NEW DATA REPORT MATRITECH'S NMP48(TM)PROSTATE
                    CANCER BLOOD TEST MORE ACCURATE THAN PSA

               -- NMP48 test would reduce unnecessary biopsies --

NEWTON, MASS. (DECEMBER 10, 2001) - A new blood test for the detection of prostate cancer developed by Matritech, Inc. (NASDAQ: NMPS) was reported as correctly identifying men with benign prostate disease (BPH) as negative for prostate cancer. These results are a significant improvement over the widely used prostate specific antigen (PSA) test, which often produces false-positive results for men with BPH. Matritech presented the NMP48(TM) prostate cancer test results at the New Discoveries in Prostate Cancer Biology and Treatment meeting, hosted by the American Association for Cancer Research. All blood samples used in the testing were provided by the Urology Department at The Johns Hopkins Hospital.

"The discovery of the NMP48 protein and the resulting test should significantly improve the diagnosis process for prostate cancer," said Matritech's senior protein chemist John J. Hlavaty, Ph.D, who leads the Matritech discovery team. "PSA, the currently used test, often incorrectly appears positive in men with benign disease because the PSA test is not cancer-specific. These men must then endure invasive testing, often biopsy of the prostate, which is a painful and expensive procedure. It appears that NMP48 will reduce these unnecessary and expensive procedures."

Blood specimens from fifteen men with BPH were tested. PSA results were sufficiently elevated for 12 of these men to indicate the possibility of prostate cancer. Matritech's NMP48 test correctly identified fourteen of the fifteen men who did not have prostate cancer.

These results indicate that NMP48 is more specific than the PSA test for ruling out prostate cancer. Previous presentations made this year by Matritech scientists at clinical meetings have reported greater sensitivity of NMP48 in detecting prostate cancer than PSA.

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The data included more than 100 serum samples (including BPH and post-surgery samples) that were analyzed using Matritech's proprietary sample processing and mass spectrometry discovery method. The study included blood from 52 men who previously had been diagnosed with prostate cancer and compared the results to the blood of 50 healthy men. NMP48 was found in 96 percent of the men diagnosed with prostate cancer. NMP48 also identified 10 of 11 men with biopsy-confirmed prostate cancer that were missed by the PSA test.

NMP48 was also present in only two of 10 post-surgery blood samples, suggesting that NMP48 may be useful to monitor for recurrence of prostate cancer.

"The clinical value of this biomarker is its improved overall accuracy over PSA in detecting prostate cancer. In these studies, NMP48 has been shown to be both more sensitive and specific than the PSA test," said Hlavaty. "Using this proteomic technology, we are developing a clinical format for NMP48 to permit urologists to detect cancer earlier and to save lives."

According to the American Cancer Society, an estimated 198,100 new cases of prostate cancer will be diagnosed in the United States this year, and an estimated 31,500 men die from prostate cancer annually. The five-year survival rate approaches 100 percent when the disease is detected early. The most life threatening, late-stage forms of prostate cancer often require surgical removal of the prostate, which can lead to complications such as impotence and incontinence.

ABOUT MATRITECH

Matritech is a leading developer of proteomics-based diagnostic products for the early detection of cancer. Using its patented proteomics technology, Matritech has identified proteins correlated with breast, bladder, prostate, cervical and colon cancers. Matritech is one of the first companies to successfully employ proteomics to create diagnostic products. The Company holds one of only two FDA product approvals for the initial detection of cancer. The FDA-approved NMP22 bladder cancer test is currently used by urologists. In addition, the Company has a promising blood-based breast cancer test, NMP66, in clinical trials. Initial research on NMP48, a prostate cancer marker identified by Matritech scientists, shows the marker to be more accurate than the widely used PSA test. NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Any forward-looking statements related to the Company's expectations regarding its current and future products are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These include but are not limited to, risks related to unforeseen technical obstacles in completing clinical trials, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing performance of distributors, competitive products and technical developments, health care reform and general business and economic conditions. There can be no assurance that the Company's expectations for its products will be achieved.